EX-35.3
(logo) PACIFIC LIFE


Annual Compliance Statement


Pursuant to Section 13.9 of the Pooling and Servicing Agreement dated as of March 1, 2012, among Morgan Stanley Capital I Inc. (the "Depositor"), Bank of America, National Association (the "Master Servicer"), Midland Loan Services, A Division of PNC Bank, National Association (the "Special Servicer"), Pacific Life Insurance Company (the "Trust Advisor"), Wells Fargo Bank, National Association (the "Trustee", "Custodian", "Certificate Administrator", "Certificate Registrar", and "Authenticating Agent") regarding the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 2012-C4 (the "Agreement"), the undersigned officers of the Trust Advisor do hereby state:

(A) A review of the activities of the Trust Advisor for the period of March 28, 2012 through December 31,2012 and of its performance under the terms of the Agreement has been made under our supervision.

(B) To the best of our knowledge, and based upon such review, the Trust Advisor has fulfilled all of its obligations under the Agreement in all material respects for such period.


IN WITNESS WHEREOF, the undersigned have executed this Statement on March 8, 2013 in Newport Beach, California.


PACIFIC LIFE INSURANCE COMPANY
/s/ M.A. Stickles
Title: Vice President


/s/ L. Lisa Fields
Title: Assistant Secretary


PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive, Newport Beach, California 92660-6307,
Telephone (949)219-3011